EXHIBIT 10.1
August 26, 2025
Chad Marak
c/o Littelfuse, Inc.
6133 N. River Road, Suite 500
Rosemont IL 60018
Dear Chad:
This letter agreement (this “Letter Agreement”) memorializes our recent discussions regarding the terms and conditions of your separation from service with Littelfuse, Inc. (the “Company”).
Separation from Service
You and the Company hereby mutually agree that you will separate from employment with the Company on October 1, 2025 (the “Separation Date”), provided that the Company may accelerate the Separation Date to any earlier date. As of the Separation Date, you hereby resign as Senior Vice President of the Company and from all other offices, positions, and directorships that you hold with the Company or with any of its affiliates. You and the Company agree that for purposes of the Company’s Executive Severance Policy (the “Severance Policy”), your termination of employment on the Separation Date will be treated as a termination by the Company without Cause (as defined in the Severance Policy). You agree to promptly execute any other reasonable and lawful documents and take any reasonable and lawful actions as reasonably requested by the Company or any of its affiliates to effectuate or memorialize your termination of employment and the resignations contemplated by this paragraph.
Severance Benefits
Subject to your execution and non-revocation of the Separation and Release Agreement set forth as Annex A hereto (the “Release”) within such time period as ensures that the Release is effective and irrevocable as of 55 days following the Separation Date, the Company will provide you with the severance payments and benefits set forth on Annex B hereto (collectively, the “Severance Benefits”). You acknowledge and agree that you have no rights to severance payments and benefits under the Severance Policy or otherwise other than the Severance Benefits. If you do not execute, or if you revoke, the Release, you will forfeit your rights under the Severance Policy, including to the Severance Benefits.
Restrictive Covenants
You acknowledge and agree that any confidentiality, cooperation, noncompete, nonsolicitation, or other restrictive covenants to which you are subject, including, without limitation, those set forth in the Associate Agreement between you and the Company, dated January 4, 2007 (the “Associate Agreement”), remain in full force and effect. Notwithstanding the foregoing, you and we agree that (x) the reference to “two years” in Section 7(B) of the Associate Agreement shall be deemed to refer to “one year” and (y) your post-employment activities will not be deemed to be in breach of Sections 7(B) and 7(C) of the Associate Agreement unless they are performed on behalf of, or otherwise for the benefit of, ON Semiconductor Corporation, Vishay Intertechnology, Inc., Infineoen Technologies AG, or any of their respective affiliates, it being understood that this sentence shall not waive the Company’s rights under any other provisions of the Associate Agreement or otherwise with respect to your actions on behalf of other entities.
Indemnification
Following the Separation Date, the Company will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with directors’ and officers’ insurance coverage through the Company’s existing directors’ and officers’ insurance policy, with respect to your services as an executive officer of the Company and its subsidiaries prior to the Separation Date, to the maximum extent that such indemnification and directors’ and officers’ insurance coverage is provided to any person who is an executive officer of the Company or any of its subsidiaries.
Taxes; Section 409A
All payments hereunder shall be subject to applicable tax withholding. It is the intent of the parties that any amounts payable under this Letter Agreement shall be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and each payment under this Letter Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. The parties intend that the terms and provisions of this Letter Agreement shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A of the Code and, to the maximum extent permitted, this Letter Agreement shall be interpreted so as to comply with Section 409A of the Code. With respect to any provision of this Letter Agreement that provides for reimbursement of costs and expenses, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Letter Agreement that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense.
Miscellaneous
This Letter Agreement will be binding upon, inure to the benefit of, and be enforceable by, as applicable, the parties hereto and their respective personal or legal representatives, successors, assigns, heirs, and legatees. Neither party shall assign, transfer or subcontract this Letter Agreement or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, the Company may assign this Letter Agreement, subject to its terms, to a successor to the Company by merger or other business combination or to a purchaser of all, or substantially all, of the Company’s assets. Nothing herein precludes you from voluntarily terminating employment, or the Company from terminating your employment for Cause, prior to the Separation Date, it being understood that in such cases you will not be entitled to benefits under the Severance Policy or hereunder.
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This Letter Agreement (including the Release) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof (but not, for the avoidance of doubt, the Associate Agreement). This Letter Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois in any action or proceeding brought with respect to or in connection with this Letter Agreement. This Letter Agreement may not be amended or modified other than by a written agreement executed by the parties hereto.
Please indicate your agreement with the terms set forth herein by your signature below.
[Signature page follows]
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Sincerely yours,
LITTELFUSE, INC.
/s/ Maggie Chu
Maggie Chu
Chief Human Resources Officer
Acknowledged and Agreed:
/s/ Chad Marak_________________
Chad Marak

[Signature Page to Letter Agreement]

Annex A
Separation And Release Agreement
Littelfuse, Inc. (“Littelfuse”) and Chad Marak (“Employee”) enter into this Separation and Release Agreement (this “Agreement”) effective as of the Effective Date (as defined below).
WHEREAS, Employee was employed by Littelfuse;
WHEREAS, Employee entered into a letter agreement with Littelfuse on [●], 2025 (the “Letter Agreement”) in regard to his separation from employment, and separated from such employment, effective October 1, 2025 (the “Separation Date”);
WHEREAS, Littelfuse and Employee desire to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment on the terms and conditions stated in this Agreement;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Littelfuse, on its behalf and on behalf of its related entities, predecessors, successors, and assigns, and Employee, on behalf of herself and his heirs and assigns, hereby agree as follows:
1.Subject to Paragraph 8, Employee represents and warrants that Employee has returned to Littelfuse all property belonging to Littelfuse, including but not limited to all keys, access cards, office equipment, computer equipment, cellular telephones, credit cards bearing Littelfuse’s name, papers, books, notebooks, records, documents, files, written materials, electronic information, samples, plans, computer programs, and other Littelfuse property (originals or copies in whatever form) in his possession or under his control, with the exception of this Agreement and compensation and benefits-related documents concerning Employee. Employee confirms that Employee has not deleted, forwarded, copied, removed, or retained any information, electronic or otherwise, prior to returning such materials, except as otherwise directed by Littelfuse.
2.If Employee elects to sign and return this Agreement to Littelfuse (and does not timely revoke the Agreement as described below), in consideration for the agreements and subject to and conditioned upon Employee’s performance of the conditions and undertakings set forth herein, Littelfuse will provide the Severance Benefits (as defined in the Letter Agreement).
3.Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Benefits. Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Employee submits to Littelfuse. Such disclosure shall not disqualify Employee from receiving the Severance Benefits; provided, however, that the amount of Severance Benefits shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.
4.Subject to Paragraph 8, Employee will not at any time, directly or indirectly, either orally, in writing, or by any other means, including, without limitation, to any kind of Internet social media sites (such as Twitter, Facebook, Instagram, and LinkedIn), blogs, or any other kind of electronic communication, disparage, defame, impugn, or otherwise assail the reputation integrity or professionalism of Littelfuse or its related and affiliated entities, and their shareholders, members, directors, officers, employees, agents, contractors, and attorneys (past or present) and their predecessors, heirs, successors and assigns (collectively, the “Littelfuse Releasees”). Littelfuse will provide, in response to any request to the Human Resources Department for an employment reference or verification, only Employee’s dates of employment and positions held. Employee and Littelfuse acknowledge that it is their preference that this Agreement includes non-disparagement provisions and that such provisions are mutually beneficial to both Employee and Littelfuse.
5.Subject to Paragraph 8, Employee shall not disclose to any third party, or use for the benefit of Employee or any third party, any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean: (A) all of the Littelfuse and Littelfuse Releasees’ trade secrets, as that term is defined in the Delaware Uniform Trade Secrets Act (6 Del. Code §2001 et seq.); (B) all intellectual property of Littelfuse and the Littelfuse Releasees, including but not limited to all inventions, discoveries, ideas or processes that have been or could be protected by patent, trademark, copyright or similar protections; (C) all communications or information to or from counsel for Littelfuse and any of the Littelfuse Releasees that constitute attorney work product or are protected by attorney-client privilege; and (D) all other non-public information concerning the business or operations of Littelfuse or the Littelfuse Releasees, including but not limited to information concerning organization, management, finances, business plans and strategies, clients and customers, relationships with contractors and vendors, proprietary or specialized computer software, employees, products and services, equipment and systems, methods, processes and techniques, and prospective and executed contracts and other business arrangements. In response to any subpoena, court order or other legal process purporting to require disclosure of Confidential Information, Employee shall: (x) immediately notify Littelfuse; (y) take all lawful steps, at Littelfuse’s expense, to resist the subpoena, court order or other process unless otherwise directed by Littelfuse; and (z) cooperate fully, at Littelfuse’s expense, with all lawful efforts by Littelfuse to protect the Confidential Information from disclosure.
6.For valuable consideration from Littelfuse, receipt of which is hereby acknowledged, Employee hereby releases Littelfuse and the Littelfuse Releasees from any and all rights, claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether express or implied, whether the underlying facts are known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or now claims, or might have or claim, against Littelfuse and/or the Littelfuse Releasees (each a “Released Claim” and together the “Released Claims”), including, but not limited to, any rights, claims, suits, demands, actions or causes of action relating to or arising out of:
(a)anti-discrimination, anti-harassment or anti-retaliation laws such as Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Executive Order 11141, the Equal Pay Act, Executive Order 11246, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, and any other federal, state, or local laws prohibiting employment or wage discrimination; and

(b)other employment laws, such as the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act and analogous state laws, the Uniformed Services Employment and Reemployment Rights Act (USERRA) and analogous state laws, the Ledbetter Fair Pay Act, the Internal Revenue Code, the National Labor Relations Act, the Occupational Safety and Health Act and the Mine Safety and Health Act, federal and state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods, state family, medical, and military leave laws; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment; and
(c)tort, contract, and quasi-contract claims, such as claims for breach of contract, both express and implied, interference with contract or with prospective economic advantage, breach of a covenant of good faith and fair dealing, both express and implied, inducing breach of any contract, promissory estoppel, reformation, negligent or intentional infliction of emotional distress, fraud, fraudulent inducement, negligent or intentional misrepresentation, deceit, concealment, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, defamation, libel, slander, negligence, breach of fiduciary duty, personal injury, assault, battery, invasion of privacy, false imprisonment, conspiracy, unfair business practices and/or conversion, misrepresentation, defamation, wrongful discharge under the common law of any state, and similar or related claims; and
(d)all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against Littelfuse and/or the Littelfuse Releasees by any government agency or other entity or person.
Excluded Claims: Notwithstanding the foregoing, the Released Claims do not include claims for breach of this Agreement, claims that arise after Employee signs this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this release does not prevent Employee from filing: (i) a lawsuit to challenge the effectiveness of a release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the U.S. Securities and Exchange Commission (“SEC”), but Employee is waiving his right to recover any monetary or injunctive relief pursuant to any such charge (except that this Agreement does not prevent Employee from receiving a bounty or similar award for providing information to the SEC).
Unknown Claims: Employee acknowledges and agrees that Employee is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent Employee from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
7.Except to the extent previously disclosed by Employee in writing to Littelfuse, Employee represents and warrants that Employee has: (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against Littelfuse and/or the Littelfuse Releasees and, to the best of Employee’s knowledge, Employee possesses no such claims (including claims for violation of federal, state or local laws that govern compensation, work hours, paid or unpaid leaves of absence, or other benefits, sexual harassment/abuse and worker’s compensation claims); (b) received any and all compensation (including, without limitation, overtime compensation, bonuses, and commissions), meal periods, rest periods, and paid and unpaid leave to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by Littelfuse and/or the Littelfuse Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the 12 months preceding Employee’s execution of this Agreement, and Employee is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against Littelfuse and/or the Littelfuse Releasees.
8.Notwithstanding any other provision of this Agreement or the Letter Agreement, nothing in this Agreement or the Letter Agreement shall restrict Employee’s right to: (a) discuss the facts related to any claim of sexual harassment or sexual assault; (b) report violations of law to law enforcement officials; (c) provide truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (d) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S. Securities and Exchange Commission); (e) speak with an attorney representing Employee; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including, without limitation, Rule 21F-17), including without limitation communicating with government agencies, otherwise participating in or fully cooperating with any investigation or proceeding that may be conducted by government agencies and receiving an award for information provided to government agencies, in each case without notice to or approval from the Company and without risk of being held liable by the Company for financial penalties; (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee may be entitled; (h) exercise rights under Section 7 of the National Labor Relations Act, including the right to discuss terms and conditions of employment with co-workers and labor unions and publicly criticize an employer as an employer (provided that such criticism is not malicious or knowingly or recklessly false and does not attack the employer’s products or services); or (i) otherwise disclose information that Employee is legally entitled to disclose pursuant to applicable law. In addition, pursuant to the Defend Trade Secrets Act of 2016, (x) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law; (y) individuals may disclose trade secrets in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (z) an individual who files a lawsuit alleging retaliation by Littelfuse for reporting a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. In the event of any conflict between a provision of this Agreement and applicable state law, state law will govern. Nothing in this Agreement prevents Employee from making truthful statements or disclosures regarding unlawful employment practices or from reporting any allegations of unlawful conduct to federal, State, or local officials for investigation, including, but not limited to, alleged criminal conduct or unlawful employment practices. Employee has the right to have an attorney or representative of Employee’s choice review this Agreement before signing it. For the avoidance of doubt, Employee’s past, present or future exercise of any rights described in this Paragraph 8 shall not constitute a breach of this Agreement.
9.Employee hereby acknowledges that Employee has received separate consideration as set forth herein beyond that to which Employee otherwise is entitled upon termination of employment without providing a release of claims under Littelfuse benefit plans, policies, practices, or applicable law. Irrespective of whether Employee signs this Agreement, Employee will be paid all compensation earned through the Separation Date and will retain any rights Employee may otherwise have to medical, dental, and vision benefits continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act or other applicable law (which rights will be explained in greater detail in a separate notice provided to Employee).
10.Littelfuse hereby expressly advises Employee to consult with an attorney of Employee’s choosing at Employee’s own expense prior to executing this Agreement which contains a general release and waiver.
11.Employee acknowledges that Employee has been given 21 days from the date this Agreement was given to Employee to consider whether or not to execute this Agreement. Employee agrees that changes in the terms of this Agreement, whether material or immaterial, do not restart the running of the 21 day consideration period. Employee may accept the Agreement by executing this Agreement within the designated time period, but no sooner than the first day after the Separation Date. In the event of such execution, Employee has a further period of seven days from the date of execution in which to revoke Employee’s acceptance of this Agreement, and this Agreement shall not become effective or enforceable until the day after the expiration of such revocation period (“Effective Date”). In order to timely revoke this Agreement, Employee must deliver a written notice of revocation by 5:00 p.m. on the seventh day after the execution of this Agreement by Employee to the following Littelfuse contact:
Mail:    Littelfuse, Inc.
Attn:    Maggie Chu
6133 N. River Road, Floor 5
Rosemont, IL 60018
Email:    mchu@littelfuse.com
For the avoidance of doubt, if Employee elects not to execute this Agreement and return it to Littelfuse by [insert date 45 days after Separation Date] (the “Expiration Date”), the offer to make the payments set forth in Paragraph 2 will automatically expire on the Expiration Date. If Employee exercises any right of revocation Employee has under this

Agreement, the offer to make the payments set forth in Paragraph 2 will expire on the date of such revocation.
12.Employee agrees to cooperate with Littelfuse in the truthful and honest prosecution and/or defense of Littelfuse’s interests in any pending or threatened litigation and any other administrative and regulatory proceedings which currently exist or which may arise in the future and involve the conduct of Littelfuse’s business activities during the period of Employee’s employment with Littelfuse (subject to reasonable limitations concerning time and place and in keeping with Employee’s then current personal and professional responsibilities), which may include without limitation (for reasonable compensation for the time actually expended in such endeavors at Littelfuse’s prior and specific request, and, in any case, subject to the payment of reasonable expenses incurred by Employee at Littelfuse’s prior and specific request) making herself available to participate in any proceeding involving Littelfuse or any of the Littelfuse Releasees, allowing herself to be interviewed by representatives of Littelfuse without claim of privilege against Littelfuse, appearing for depositions and testimony without requiring a subpoena and without claim of privilege against Littelfuse, and producing and/or providing any documents or names of other persons with relevant information without claim of privilege against Littelfuse.
13.Employee agrees acknowledges that Littelfuse and its affiliates have no obligation to hire or rehire Employee at any time in the future. Employee agrees that this Agreement is a lawful, non-discriminatory, and non-retaliatory basis upon which Littelfuse (or any such affiliate) may refuse to hire or rehire Employee.
14.Employee and Littelfuse agree that neither this Agreement nor performance hereunder constitutes an admission by Littelfuse or Employee of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type.
15.This Agreement, together with the Letter Agreement and the Associate Agreement (as defined in the Letter Agreement), constitutes the entire agreement between the parties as to the subject matter contained herein. No modification of this Agreement shall be valid unless signed by both an authorized representative of Littelfuse and Employee. In signing this Agreement, the parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, this Agreement does not replace, supersede, or modify any existing agreement executed by Employee to which Littelfuse is a party, a successor, an assign, or a third-party beneficiary concerning non-disclosure of confidential information, non-competition, non-solicitation, tuition reimbursement, loan repayment, deductions from final compensation, ownership of inventions or intellectual property, equity or stock plans, or the like; provided, further, that in the case of any conflict between any provision of such prior or concurrent agreement and this Agreement, the provision that is lawfully more restrictive shall control.
16.If any provision, section, subsection or other portion of this Agreement shall be determined by any tribunal to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect of the intention of the parties insofar as that is possible. In addition, Littelfuse and Employee hereby expressly empower the tribunal to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

17.This Agreement shall be construed in accordance with the laws of the State of Illinois.
18.This Agreement shall be binding upon and inure to the benefit of Employee, Littelfuse, and the Littelfuse Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.
19.LITTELFUSE AND EMPLOYEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO STATUTORY CLAIMS, CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. LITTELFUSE AND EMPLOYEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
20.This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.
21.Employee acknowledges that Employee: (a) has carefully read and fully understands the terms and provisions of this Agreement and all of his rights and obligations thereunder; (b) has had an opportunity to be represented by legal counsel of his choosing; (c) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (d) understands its terms and significance and intends to abide by its provisions without exception; (e) has not made any false statements or representations in connection with this Agreement; and (f) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify Littelfuse and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.
22.EMPLOYEE FURTHER UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Separation and Release Agreement.

LITTELFUSE, INC.	Chad Marak
By: ________________________ Name: Title: Date: _______________________	________________________ Date: _______________________

Annex B
Severance Benefits
The Severance Benefits consist of the following:
1.A lump sum payment of $779,000, payable on the 60th day following the Separation Date, in full satisfaction of the Company’s obligations under paragraph (a) of the “Severance Benefits” section of the Severance Policy;
2.A prorated 2025 annual incentive plan bonus determined by the Company in accordance with paragraph (b) of the “Severance Benefits” section of the Severance Policy. Your score for the individual performance component of the bonus determination will be at target;
3.You will receive a check for your earned and unused Paid Time Off (PTO) balance.
4.Continuation of your financial planning services through the end of 2025, with respect to which you will be entitled to reimbursement for up to $12,000 of expenses in respect of such year, and an annual executive physical exam for 2025 (on the same terms applicable to actively employed executives);
5.Outplacement benefits in accordance with clause (v) of the applicable paragraph of the “Severance Benefits” section of the Severance Policy; and
6.In the event you become eligible for and timely elects continuation coverage under the Company’s medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act or similar state law (“COBRA Coverage”), the Company will pay the monthly cost of the first 12 months of such COBRA Coverage (“COBRA Subsidy Period”) provided you have not become eligible for medical coverage through another employer (including a spouse’s employer) or has become ineligible for COBRA Coverage. You agree to advise the Company’s US Benefits Manager (6133 N River Road, Floor 5, Rosemont, IL 60018) in writing within 14 days of learning of your eligibility for medical coverage through another employer. Regardless of whether you elect to enroll in the other employer’s medical coverage, upon eligibility for medical coverage through another employer all further payments of the COBRA Subsidy as provided herein shall cease to be payable. If you remain eligible for COBRA Coverage under the Company’s medical plan either beyond the COBRA Subsidy Period or, if earlier, the date payments of the COBRA Subsidy cease to be payable due to eligibility for other coverage, then you remain responsible for timely payment of all COBRA premium due for any COBRA Coverage for which you may be eligible under the Company’s medical plan. You acknowledge that the COBRA Coverage attributable to your termination of employment with the Company allows you to enroll in an insurance marketplace exchange under the Affordable Care Act (“Exchange”) during a special enrollment period and further acknowledge that absent another special enrollment event allowing you to enroll in an Exchange following the COBRA Subsidy Period (or any earlier cessation of COBRA Subsidy payments), you will not be able to enroll in an Exchange until the Exchange’s next open enrollment period. Failure to pay COBRA premiums for any
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COBRA Coverage for which you are otherwise eligible is not a special event allowing an individual to enroll in an Exchange. In addition, to the extent permissible under law and the terms of the applicable plan, the Company will continue during the COBRA Subsidy Period (or, if earlier, until you become eligible for comparable coverage through another employer (including a spouse’s employer)) to make available dental and vision coverage of the same type you receive today (subject to changes to such coverage that apply to participants generally) at a cost to you no greater than the cost borne by active employees for such coverage.
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